Exhibit (a)(5)(A)

FOR IMMEDIATE RELEASE

Contact: Investors:

Antonella Franzen

(609) 720-4665

Ryan Edelman

(609) 720-4545

Media:

Fraser Engerman

(414) 524-2733

Johnson Controls International plc announces cash tender offer for up to $4,000,000,000 of its ordinary shares

CORK, Ireland (May 3, 2019) - Johnson Controls International plc (“JCI”) (NYSE: JCI) announces that it has commenced a cash tender offer to purchase up to $4,000,000,000 of its ordinary shares. The complete terms of the offer are set forth in the Offer to Purchase dated today and the related Letter of Transmittal.

JCI is conducting the offer by means of a procedure commonly called a “modified Dutch auction.” This procedure allows shareholders to select the price, within a price range specified by JCI, and the number of shares they are willing to sell at that price (or, should a higher price be determined as the “purchase price,” such higher price). JCI is offering to purchase its ordinary shares for cash for an aggregate purchase price up to $4,000,000,000, at a single per-share purchase price not greater than $40.00 and not less than $36.00, to the tendering shareholder in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in the Offer to Purchase and the Letter of Transmittal. JCI intends to fund the purchase of the shares with the proceeds from the sale of its Power Solutions business, which was completed on April 30, 2019.

The offer will expire on the expiration date, which is 11:59 p.m., New York City time, on May 31, 2019, unless extended by JCI. Promptly after the expiration date, JCI will, on the terms and subject to the conditions described in the Offer to Purchase, determine the single per-share purchase price that JCI will pay, subject to “odd lot” priority, proration and conditional tender provisions, for shares properly tendered at or below the purchase price in the offer and not properly withdrawn, and accepted for payment, taking into account the number of shares tendered pursuant to the offer and the prices specified, or deemed specified, by the tendering shareholders. The offer is not conditioned on the receipt of financing or any minimum value of shares being tendered. The offer is, however, subject to other conditions. JCI may extend or amend the offer in its sole discretion, subject to applicable law. If the offer is extended, JCI will delay the acceptance of any shares that have been tendered. JCI can also terminate the offer under certain circumstances as set forth in the Offer to Purchase.

The purchase price will be the lowest price per share (in increments of $0.25) of not greater than $40.00 and not less than $36.00 per share, at which shares have been properly tendered, or deemed properly tendered, and not properly withdrawn, that will enable JCI to purchase the maximum number of shares having an aggregate purchase price not exceeding $4,000,000,000 (or, if the offer is not fully subscribed, all shares properly tendered and not properly withdrawn).

All shares purchased in the offer will be purchased at the same purchase price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase, it is possible that not all of the shares tendered at or below the purchase price will be purchased if shares having an aggregate purchase price in excess of $4,000,000,000 are properly tendered at or below the purchase price and not properly withdrawn. No shares tendered above the purchase price will be purchased pursuant to the offer. Shares tendered but not purchased in the offer will be returned to the tendering shareholders at JCI’s expense promptly after the expiration date.

In addition, in the event that shares are properly tendered at or below the purchase price (and not properly withdrawn) having an aggregate purchase price of more than $4,000,000,000, JCI may exercise its right to purchase up to an additional 2% of its outstanding shares without extending the expiration date.

Tenders of shares must be made prior to the expiration of the offer and tenders may be withdrawn at any time prior to the expiration of the offer or, if not previously accepted for payment, after June 28, 2019. Shareholders wishing to tender their shares but (a) whose certificates for their shares are not immediately available to them or cannot be delivered to the depositary prior to the expiration of the offer, (b) who cannot comply with the procedure for book-entry transfer prior to the expiration of the offer or (c) cannot deliver their required documents to the depositary prior to the expiration of the offer, may still tender their shares by complying with the procedures for guaranteed delivery as provided for in the Offer to Purchase and Letter of Transmittal.

While JCI’s board of directors has authorized the offer, none of JCI, its board of directors, the dealer managers, the information agent or the depositary for the offer makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the price or prices at which they might choose to tender their shares. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and at what price or prices. Prior to making any decision with respect to the offer, shareholders should read carefully the information in the Offer to Purchase and the related Letter of Transmittal, including the purposes and effects of the offer. Shareholders should discuss whether to tender their shares with their own brokers, if any, and their financial and tax advisors.

The offer materials are being sent to holders of the ordinary shares. Holders may also obtain copies of the offer materials online at the website of the Securities and Exchange Commission at www.sec.gov as exhibits to the Tender Offer Statement on Schedule TO filed by JCI today with the SEC.

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JCI has retained Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith to act as dealer managers for the offer. D.F. King & Co., Inc. is acting as the information agent and Equiniti Trust Company is acting as the depositary for the offer. For additional information regarding the terms of the offer, please contact: Barclays Capital Inc. at (888) 610-5877 (toll free), Citigroup Global Markets Inc. at (877) 531-8365 (toll free), J.P. Morgan Securities LLC at (877) 371-5947 (toll free) or Merrill Lynch, Pierce, Fenner & Smith Incorporated at (888) 803-9655 (toll free). Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (800) 967-5019 (toll-free) or via email at jci@dfking.com and questions regarding the offer may be directed to the information agent or to the dealer managers at their telephone numbers above.

JCI is making the tender offer only by, and pursuant to, the terms of the Offer to Purchase and the Letter of Transmittal. Shareholders must make their own decision as to whether to tender their shares and, if so, in what amount and at what price within the specified range to tender. The tender offer is not being made to shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the blue sky or other laws of such jurisdiction. In any jurisdiction in which the blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on behalf of JCI by the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

JCI is authorized under Article 3(d) of its Articles of Association to effect repurchases of shares as redemptions and any repurchases of shares pursuant to the offer will be effected by redemption (as set forth in the Offer to Purchase).

This press release does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

About Johnson Controls International plc

Johnson Controls is a global leader creating a safe, comfortable and sustainable world. Our 105,000 employees create intelligent buildings, efficient energy solutions and integrated infrastructure that work seamlessly together to deliver on the promise of smart cities and communities in 150 countries. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. We are committed to helping our customers win everywhere, every day and creating greater value for all of our stakeholders through our strategic focus on buildings.

Johnson Controls International plc has made statements in this communication that are forward-looking and therefore are subject to risks and uncertainties. All statements in this document other than statements of historical fact are, or could be, “forward-looking statements.” In this communication, statements regarding Johnson Controls’ future financial position, sales, costs, earnings, cash flows, other measures of results of operations, synergies and integration opportunities, capital expenditures and debt levels are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” and terms of similar meaning are also generally intended to identify forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: any delay or inability of Johnson Controls to realize the expected benefits and synergies of recent portfolio transactions such as the merger with Tyco and the spin-off of Adient, changes in tax laws (including but not limited to the recently enacted Tax Cuts and Jobs Act), regulations, rates, policies or interpretations, the loss of key senior management, the tax treatment of recent portfolio transactions, significant transaction costs and/or unknown liabilities associated with such transactions, the outcome of actual or potential litigation relating to such transactions, the risk that disruptions from recent transactions will harm Johnson Controls’ business, the strength of the U.S. or other economies, changes to laws or policies governing foreign trade, including increased tariffs or trade restrictions, automotive vehicle production levels, mix and schedules, energy and commodity prices, the availability of raw materials and component products, currency rates and cancellation of or changes to commercial arrangements, and with respect to the disposition of the Power Solutions business, whether the strategic benefit of the Power Solutions transaction can be achieved. A detailed discussion of risks related to Johnson Controls’ business is included in the section entitled “Risk Factors” in Johnson Controls’ Annual Report on Form 10-K for the 2018 fiscal year filed with the SEC on November 20, 2018 and its Quarterly Report on Form 10-Q for the period ended March 31, 2019 filed with the SEC on May 3, 2019, which are available at www.sec.gov and www.johnsoncontrols.com under the “Investors” tab. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this communication are made only as of the date of this document, unless otherwise specified, and, except as required by law, Johnson Controls assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this communication.

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